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                                                                 EXHIBIT 99.1

                                   FOR ADDITIONAL INFORMATION:
                                   Craig Carlson/CFO, Cygnus
                                   (650) 369-4300 www.cygn.com
                                   Burns McClelland (212) 213-0006
                                   Justin Jackson - Media

FOR IMMEDIATE RELEASE

            Cygnus Completes Pre-Market Approval Application for
                the GlucoWatch (Registered Trademark) Monitor

Redwood City, CA, June 2, 1999 - Cygnus, Inc. (Nasdaq: CYGN) announced today it submitted the second and final module of its Pre-Market Approval Application
(PMA) to the United States Food and Drug Administration (FDA) for the GlucoWatch (Registered Trademark) Automatic Glucose Monitor, a wrist-worn device intended to provide frequent, automatic and non-invasive monitoring of glucose levels for adults with diabetes (age 18 and older). It is anticipated that this type of previously unavailable information may provide better understanding of the effects of diet, medication and activities on blood glucose levels. The FDA will evaluate the safety and effectiveness of the GlucoWatch monitor as a tool to enable people with diabetes and health care professionals to make better decisions about diabetes management.

The second module of the PMA includes analysis of a series of clinical studies. These studies involved participation of hundreds of people with diabetes who used the device for up to six weeks. The studies, which were performed at more than 15 clinical sites across the United States, involved over 25,000 hours of use of the GlucoWatch monitor. The participants consisted of a cross-section of racial and age groups, diabetes types (both type 1 and type 2), and other defining characteristics. Approximately 19,000 paired data points were generated from the studies comparing glucose measurements obtained by the GlucoWatch monitor to glucose measurements obtained with finger-stick monitors using capillary blood. The PMA application to the FDA was initiated on January 25, 1999 with the submission to the FDA of manufacturing and other documentation.

"The completion of the PMA submission, a month earlier than anticipated, represents a significant milestone in the development of the GlucoWatch monitor," stated John C. Hodgman, President and Chief Executive Officer, Cygnus, Inc. "Looking forward, we are eager to work with the FDA to answer any questions they may have as they review our submission," Mr. Hodgman added. "Additionally, we are in discussions with a short list of potential partners for the marketing and distribution of the GlucoWatch monitor in North America and Europe."

Pending FDA approval, the GlucoWatch monitor has the potential to provide a novel means of monitoring glucose levels for people with diabetes. Currently available glucose monitors offer only "episodic" testing. The user only obtains a glucose reading when he or she remembers to test and takes the necessary time away from daily activities. Each of these readings from a traditional home blood glucose meter requires a painful finger-stick to obtain a blood sample. In current medical practice, home blood glucose meters are used to obtain just a few (typically one to four) measurements per day. This provides little information about the true variability and trends in glucose levels. The result for most people is poor control of glucose levels, which can lead to catastrophic complications over time.

The GlucoWatch monitor is a wrist-worn device intended to provide frequent, automatic and non-invasive monitoring of glucose levels. The device is intended for home and clinical use in adults (age 18 and older) with diabetes. The monitor provides up to three glucose readings per hour for 12 hours (36 total readings) after a single point calibration with the results from a traditional finger-stick meter. GlucoWatch monitor readings can be obtained even when patients would otherwise be unable to test (e.g., during sleep). In addition, the device is expected to offer the capability of sounding an alert if glucose levels get too high or too low. The GlucoWatch monitor will store the most recent 4,000 glucose readings.

The GlucoWatch monitor works through a process called reverse iontophoresis. This process allows the monitor to collect glucose samples through intact skin. The glucose molecules are collected in gel collection discs that are part of a single-use AutoSensor. The gel collection discs contain the enzyme glucose oxidase. As glucose enters the discs, it reacts with the glucose oxidase in the gel to form hydrogen peroxide. A biosensor in contact with each gel collection disc detects the hydrogen peroxide, generating an electronic signal. The monitor uses the calibration value previously entered by the patient to convert the signal into a glucose measurement. The glucose measurement is then displayed on the monitor and stored in memory.

Diabetes, which afflicts 16 million people in the U.S. and accounts for approximately $100 billion in health care costs annually, is a chronic disease characterized by the body's inability to produce or properly use insulin. This disease is the fourth leading cause of death by disease in this country. Effective diabetes management includes frequent and consistent glucose monitoring.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: a frequent, automatic and non-invasive glucose monitoring device (the GlucoWatch device) and transdermal drug delivery systems.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include the government approvals, commercial introduction and market acceptance of the GlucoWatch monitor. There can be no assurances that the results achieved in the clinical studies would result in the FDA clearing this device for market approval. Also, there can be no assurance that the Company will sign a marketing and distribution agreement for the GlucoWatch monitor or, if it does, that the terms of the agreement would result in a promising financial outlook. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.

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